UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) Inc.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER Dr. SCOTT FREEMAN Dr. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 2, 2023, FCM issued the following press release and open letter to shareholders:

FCM Predicts Psychedelic Revolution In 2024: Urges Shareholders to Position MindMed for Success with a Reconstituted Board

FCM Predicts That the Psychedelic Revolution Will Begin with the FDA’s Likely Groundbreaking Approval of the Drug MDMA, Which is Expected to Occur in the Second Half of 2024

Reiterates that MindMed Must Be Prepared to Leverage this Opportunity

FCM’s Plan Will Cut Excessive Spending and Focus Resources on its Flagship Drug LSD (MM-120)

FCM Plan Will Have MindMed Start Phase III for MM-120 by End of 2023 and Positioned to Complete FDA Approval By 2026

SHERIDAN, Wyo., June 2, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC (“FCM”), published an open letter to the shareholders of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed”, the “Company”) from MindMed’s co-founder Dr. Scott Freeman. The letter highlights Dr. Freeman’s prediction that a revolution in psychedelic medicine will likely occur by the end of 2024, heralded by the FDA’s likely approval of Multidisciplinary Association for Psychedelic Studies’ (“MAPS”) drug, MDMA, for post-traumatic stress disorder (PTSD).

Dr. Freeman emphasizes his belief that for MindMed to be able to fully participate in the coming psychedelic medicine revolution it must have a healthy balance sheet. FCM believes that by cutting costs and doubling-down MindMed’s investment in its flagship drug LSD (MM-120) this is achievable. FCM’s director candidates will work to place MindMed as the market leader in psychedelic medicine in 2024, ahead of the other competitor companies like Compass, ATAI, and GH Research. FCM’s director candidates have the expertise, experience, and leadership skills to take advantage of this tidal wave of change and help ensure MindMed is positioned for future success in the years to come.

The full text of Dr. Freeman’s letter is available here and below:

Dear Fellow MindMed Shareholders,

A revolution in the psychedelic sector seems imminent and I strongly believe that MindMed needs to be ready to capitalize on this groundbreaking opportunity. The Multidisciplinary Association for Psychedelic Studies (“MAPS”) is reportedly preparing to submit MDMA to the FDA by the end of 2023 and based on their published results that I have reviewed, I believe that MDMA will likely be approved by the FDA for the treatment of post-traumatic stress disorder (PTSD) in the second half of 2024. It is critical that MindMed be fully prepared to be part of this revolution and the increased potential value and opportunities in the psychedelic industry.

Under FCM’s plan, our director candidates will work to position MindMed as the market leader in psychedelic medicine, as companies like Compass and ATAI will likely also swiftly move to benefit from the increased interest and attention for psychedelic medicine should MDMA be approved in late 2024. I strongly believe that the FDA’s potential approval of MDMA will help open the door to bring LSD compounds, like MM-120, to millions of people with mental health disorders, which in turn will help establish MindMed’s market leadership. This is why I founded MindMed and why you invested.

I believe MindMed has an incredible opportunity to be well positioned for success, however its current management appears to be jeopardizing the Company’s future with excessive spending, outsized compensation, a botched regulatory strategy, and delayed clinical trials. MindMed has approximately $130 million of cash available, which we believe is enough capital to support the Company for at least three years if it were to focus its efforts on MM-120, MindMed’s flagship drug, and make sorely needed cost reductions. However, sell-side analysts are predicting that under the Company’s current clinical development path, along with other unnecessary spending, the Company’s cash will run out in 2024, and to survive MindMed will be forced to raise additional equity capital, resulting in the further dilution of existing shareholders. In our view, this will be a severe blow to MindMed at the most inopportune time; just before the likely FDA approval of MDMA and the beginnings of the psychedelic medicine revolution.

There is a path forward to right the ship and unlock MindMed’s true potential. FCM’s plan will cut general and administrative costs, mostly in the form of excess personnel and wasteful spending, and increase spending on MindMed’s core drug, MM-120. I have personally worked in biotechnology for 25 years and have developed drugs in “lean” times by making the company highly efficient. In my experience, this is achievable by completing ALL the important clinical work through contract research organizations, while minimizing company employees to just generally providing oversight of these efforts.

Based on my experience, MindMed’s aggregate spending is bloated at $66 million in 2022. In contrast, FCM has budgeted an estimated $39 million in annual operating expenses by keeping MindMed lean and efficient. This would help ensure that the Company has enough cash to start a Phase III study in 2023 (which we estimate the study can be completed by 2026). Additionally, our plan also calls for pursuing the FDA’s accelerated approval pathway, which would allow LSD to be commercialized by 2026. If MindMed management contends otherwise, we believe it is likely because they have never successfully brought a drug to market, executed a Phase III study, or used the FDA accelerated approval pathway.

We strongly believe that MindMed needs the right leadership to get back on track and properly position itself for the future. In our view, MindMed has lost its way and shareholders cannot afford for MindMed to waste the amazing opportunity we have ALL dreamed about for years. We believe MindMed’s future starts with being true to its original vision to get LSD approved by the FDA for the benefit of millions with mental health disorders.

We urge shareholders to help put MindMed back on track by voting FOR the FCM director candidates who have confidence in their plan to drive shareholder value and are committed to putting you first. Do your part to turn MindMed around and vote the BLUE proxy card for Scott Freeman, Farzin Farzaneh, Vivek Jain and Alexander Wodka today.

Sincerely

/s/ Scott Freeman

Scott Freeman, MD

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.

Item 2: On June 2, 2023, FCM posted the following items on various social media platforms:

troop Beta
Discover Portfolio Propose Insight My Account

Corporate Governance

Last updated: 18hr ago

# MindMed activists pledge to hold shares, criticize CEO's sell-offs

Mind Medicine Inc

15

Details Discussion

**FCM MM Holdings LLC** is an investment vehicle representing a ~3.5% interest in **MindMed Inc.**, a pharmaceutical company specializing in psychedelics. FCM involves, among others, former MindMed Chief Medical Officer **Dr. Scott Freeman** and the outside investor **Chad Boulanger**.

## What Happened

In a letter to shareholders, Freeman said he's willing to lock up his MindMed shares for two years, and that, if elected, FCM's other director nominees will do the same. The point, says Freeman, is to draw a contrast with MindMed's current CEO and CMO, who sold off $700,000 worth of stock in 2022.

## What to Know

Freeman, a former MindMed insider, has been leading a proxy battle against the psychedelics company since last year. The pledge to refrain from selling any shares is a show of faith in FCM's plan, which involves putting four new directors on the board (Freeman, along with Farzin Farzaneh, Vivek Jain and Alexander Wodka) and booting the current CEO, Robert Barrow.

Freeman and his associates are arguing that they have the experience and foresight to actually bring new drugs to market — something that has yet to happen under Barrow's leadership. MindMed's stock swelled back in 2021, but has since fallen to around $3.5 a share. "I strongly believe that under our plan the stock will be worth far more than it is today," said Freeman as part of the pledge announcement.

Read FCM's investor letter here. This is not a solicitation.

FCM vs. MindMed

2 campaign updates

Follow

Item 3: On June 2, 2023, FCM posted the following video on Twitter. A transcript of the video was previously filed with the SEC and is recopied below:

Transcript of the video:

This psychedelic medicine company is close to having an FDA approved treatment for anxiety and addiction.

But since the new CEO took over, top executives have tripled their own salaries and the stock value has fallen 95%.

The company is called MindMed, and a group of shareholders is not happy about company performance.

As a result, they’re voting for change against the board at the next shareholder meeting on June 15th 2023.

Those shareholders want to bring back the original co-founder of the company and get new directors on the board.

Their goal is to rein in executive pay and bring the products to market much faster.

Do you think the MindMed board of directors should be replaced?

Caption/CTA: Learn about how FCM plans to improve MindMed: [mindmed.zone]

Item 4: On June 2, 2023, FCM posted the following materials to https://mindmed.zone/: